Exhibit 10.22
10b5-1 Issuer Repurchase Instructions
     Issuer Securities Repurchase Instructions, dated December 1, 2006 (the “Instructions”), between Keynote Systems, Inc. (the “Issuer”) and B. Riley & Co., Inc. (the “Broker”).
     WHEREAS, Issuer desires to repurchase shares of its common stock (the “Common Stock”), pursuant to its publicly announced Securities Repurchase Program (the “Program”); and
     WHEREAS, Issuer desires to appoint Broker to repurchase shares of Common Stock on its behalf in accordance with this Instruction and the Program;
     NOW, THEREFORE, the Issuer and Broker hereby agree as follows:
1.	Trading Requirements (Amount/Price/Date).
a)	Broker shall effect a repurchase (each a “Purchase”) of shares of Common Stock in accordance with the formula set forth below on each odd day (e.g., 1, 3, 5, 7, 9, 11, 13, 15, 17, 19, 21, 23, 25, 27, 29, 31) on which NASDAQ National Stock Market is open for trading and the then applicable market price for the Common Stock is a price of not more than $11.00 per share (the “Price Limitation”). In the event of subsequent stock split or reverse stock split by the Company, the Price Limitation shall also be proportionately adjusted by the stock split ratio at the time the Board of Directors of the Company effects such a stock split or reverse stock split.
OR
     Broker shall effect a repurchase (each a “Purchase”) of shares of Common Stock in accordance with the formula set forth below on each odd day (e.g., 1, 3, 5, 7, 9, 11, 13, 15, 17, 19, 21, 23, 25, 27, 29, 31) on which NASDAQ National Stock Market is open for trading and the then applicable market price for the Common Stock is as set forth in the following table (the “Price Limitations”) where each Maximum Purchase Amount limitation shall not be exceeded for Purchases between the Minimum Price and the Maximum Price, and each Maximum Purchase Amount shall be treated as an independent instruction:

Maximum
Minimum Price	Maximum Price	Amount
	$11.00	1,000,000 shares
b)	Broker shall purchase an unlimited number of shares of Common Stock on the open NASDAQ national securities exchange market or in block purchases as defined in Rule 10b-18 subject to (i) the Price Limitation, (ii) the termination provisions for this Instruction as set forth in Section 2 below, and (iii) any other limitations as set forth in this Instruction.

c)	Notwithstanding the foregoing, the total number of shares of Common Stock to be purchased on any day shall not exceed either 10,000 shares per day (not including the allowable for cumulative catch up on days where less than 10,000 shares were purchased) or the then applicable volume limitation of Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Broker agrees to provide confirmations of any purchases hereunder promptly.

2.	Effective Date/Termination. The Instruction shall become effective on February 1, 2007 and shall terminate upon the earlier of:
a)	December 31, 2007

b)	Such time as the aggregate number of shares of Common Stock purchased under this Instruction equals 1,000,000 shares;

c)	Upon receipt of written notice from the Issuer requesting the termination of the Instruction; or

d)	Any time any trade contemplated hereunder shall result in a violation of, or adverse change consequences under, applicable securities laws.
3.	Representations and Warranties.
a)	Issuer represents and warrants that the Purchase of Common Stock pursuant to this Instruction has been duly authorized by the Issuer and is consistent with the Issuer’s Program.

b)	Issuer understands that Broker may not be able to effect a Purchase due to a market disruption or a legal, regulatory or contractual restriction applicable to the Broker. If any Purchase cannot be executed as required by paragraph 1, due to a market disruption, a legal, regulatory or contractual restriction applicable to the Broker or any other event, Broker agrees to effect such Purchase as promptly as practical after the cessation or termination of such market disruption, applicable restriction or other event.

c)	Issuer represents and warrants that it is not aware of material, nonpublic information and is entering into this Instruction in good faith and not as part of a plan or scheme to evade the prohibition of Rule 10b5-1.
3.	Commission to Broker. $0.03 cents per share purchased and no other fees other than standard account fees will be assessed.
4.	Compliance with the Securities Laws.
a)	Broker agrees to comply with Rule 10b-18 under the Exchange Act in effecting any Purchase of Common Stock pursuant to this Instruction.

b)	It is the intent of the parties that this Instruction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and this Instruction shall be interpreted to comply with the requirements of Rule 10b5-1(c).
5. Confidentiality. “Confidential Information” means this Agreement and all information disclosed by the Issuer to the Broker, in writing, orally or by inspection of tangible media. Confidential Information shall not include any information which (a) was publicly known prior to the time of disclosure; (b) becomes publicly known after disclosure by the Issuer through no wrongful action or omission of the Broker; (c) is obtained by the Broker from a third party without breach of such third party’s obligations of confidentiality; or (d) is independently developed by the Broker without access to the Issuer’s Confidential Information. Broker agrees (i) not to use or disclose to any third party Confidential Information for any purpose other than as contemplated by this Agreement, and (ii) to use reasonable efforts to protect the secrecy of and avoid unauthorized use and disclosure of the Confidential Information, including without limitation, using at least the same degree of care it uses to protect its own confidential information. Notwithstanding the foregoing, Broker may use or disclose Confidential Information to the extent necessary to exercise its rights or fulfill its obligations hereunder, and/or comply with applicable governmental regulations; provided that it Broker is required by law to make any public disclosures of Confidential Information, to the extent it may legally do so, it will give reasonable advance notice to the Issuer of such disclosure and will use its reasonable efforts to secure confidential treatment of Confidential Information prior to its disclosure.
6. Modification. This Instruction may be modified by Issuer provided such modification (i) is in writing; (ii) is made in good faith and not as part of a plan or scheme to evade prohibitions of Rule 10b-5; and (iii) is in accordance with the terms of the Program.
7. Governing Law. The Instruction shall be governed by and constructed in accordance with the laws of the State of California.
     IN WITNESS WHEREOF, the undersigned have signed this Instruction as of the date first written above.

By:	/s/ Andrew D. Hamer
Name:	Andrew D. Hamer
Title:	Chief Financial Officer

B. Riley & Co., Inc.
By:	/s/ Knut Grevle
Name: Knut Grevle
Title: Director of Institutional Equity Trading